As filed with the Securities and Exchange Commission on March 18, 2019

Registration No. 333-217924
__________________________________________________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Phillips Edison Grocery Center REIT III, Inc.
(Exact name of registrant as specified in its charter)
________________

11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
________________

Jeffrey S. Edison
Chief Executive Officer
Phillips Edison Grocery Center REIT III, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________

Copies to:

Tanya E. Brady, Esq. Phillips Edison & Company, Inc. 11501 Northlake Drive Cincinnati, Ohio 45249 (513) 554-1110	Howard S. Hirsch Griffin Capital Company, LLC Griffin Capital Plaza 1520 E. Grand Avenue El Segundo, California 90245 (310) 469-6100
________________

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☑ Registration No. 333-217924

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check One):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☑	Smaller reporting company	☑

Emerging growth company	☑
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☑
Indicate by check mark whether the Registrant is a shell company (as defined in rule 12b-2 of the Securities Exchange Act).    Yes  ☐    No  ☑
________________

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No.333-217924) is filed pursuant to Rule 462(d) solely to add an exhibit not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits. The following exhibit is filed as part of this registration statement:

Ex.	Description
23.4	Consent of Deloitte & Touche LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on March 18, 2019.

PHILLIPS EDISON GROCERY CENTER REIT III, INC.

By:	/s/ Jeffrey S. Edison
Jeffrey S. Edison
Chairman of the Board and Chief Executive Officer

We, the undersigned officers and directors of Phillips Edison Grocery Center REIT III, Inc., hereby severally constitute Jeffrey S. Edison, Devin I. Murphy, R. Mark Addy, Jennifer L. Robison, Tanya Brady, and Laura Richardson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Phillips Edison Grocery Center REIT III, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey S. Edison	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 18, 2019
Jeffrey S. Edison

/s/ Devin I. Murphy	Chief Financial Officer, Treasurer, and Secretary (Principal Financial Officer)	March 18, 2019
Devin I. Murphy

/s/ Jennifer L. Robison	Chief Accounting Officer (Principal Accounting Officer)	March 18, 2019
Jennifer L. Robison

/s/ Toan C. Huynh	Director	March 18, 2019
Toan C. Huynh

/s/ Mark D. McDade	Director	March 18, 2019
Mark D. McDade

/s/ Richard J. Smith	Director	March 18, 2019
Richard J. Smith